Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

November 10, 2005

Item 3

News Release

The new Release dated November 10, 2005 was disseminated via Stockwatch and Market News.

Item 4

Summary of Material Change

Buffalo Gold Ltd. (TSX-V: BUF.U) and Madison Minerals Inc. (TSX-V: MMR) are pleased to announce that Madison has now received TSX approval for the initial option granted by Madison whereby Buffalo can acquire a 49% interest in Madison’s interest in the Mt. Kare Property and Buffalo has paid Madison the initial $100,000 payment due to Madison.

Item 5

Full Description of Material Change

For a full description of the material change, please see Schedule "A"

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 10th day of November 2005

Schedule "A"

BUFFALO GOLD LTD. Suite 301, 700 West Pender Street Vancouver, B.C., Canada V6E 2E9 Phone: 604-685-5492 Fax: 604-688-4169 Trading Symbol: TSXV – BUF.U	MADISON MINERALS INC. Suite 2000, 1055 West Hastings Street Vancouver, B.C., Canada V6E 2E9 Phone: 604-685-5492 Fax: 604-688-4169 Trading Symbols: TSX Venture – MMR OTC\BB – MMRSF

November 10, 2005

MT. KARE TRANSACTION MOVES AHEAD

Buffalo Gold Ltd. (TSX-V: BUF.U) and Madison Minerals Inc. (TSX-V: MMR) are pleased to announce that Madison has now received TSX approval for the initial option granted by Madison whereby Buffalo can acquire a 49% interest in Madison’s interest in the Mt. Kare Property and Buffalo has paid Madison the initial $100,000 payment due to Madison.  Madison has granted Longview Capital Partners Limited (“Longview”) an option to acquire up to a 100% interest of Madison’s 90% interest in the Mt. Kare Property and Longview’s rights to acquire Mt. Kare were, subject to regulatory approval, subsequently assigned to Buffalo.

Buffalo has mobilised its exploration staff to Papua New Guinea and expects to begin exploration fieldwork immediately following the Christmas break.

In order to acquire its interest in the Mt. Kare Property, Buffalo will assume Longview’s obligations under its agreement with Madison as follows:

•

Buffalo will complete a preliminary feasibility study by January 4, 2007, including a minimum of 3,000 metres of drilling, and pay Madison, in cash or shares at Madison’s election, a total of CAD$500,000 by October 1, 2006 on a quarterly basis to acquire a 49% interest in Madison Enterprises (PNG) Ltd. (“Madison PNG”), a wholly-owned subsidiary of Madison that is the holder of the Mt. Kare Property

•

Buffalo can acquire a further 2% interest (51% in the aggregate) by paying, in cash or shares at Buffalo’s election, a further CAD$500,000 on or before February 15, 2007

•

Buffalo can acquire a further 14% interest (65% in the aggregate) by completing a bankable final feasibility study by July 4, 2008 at the latest

•

After acquiring at least a 51% interest, Buffalo will have the right to acquire the balance of Madison’s interest based on an independent valuation of Madison’s remaining interest for cash or shares of Buffalo or a combination of both

•

If Buffalo elects not to acquire Madison’s remaining interest, Buffalo and Madison will enter into a joint venture for the further development of Mt. Kare.

In addition, Madison and Buffalo report that Madison has received notice that two private Papua New Guinea companies have sought leave to bring an action for judicial review of the most recent renewal of EL 1093 in 2004, the exploration licence that comprises the Mt. Kare Property.  If leave were granted to bring the action and if the action were successful, the renewal process would have to be repeated.  As there were no irregularities in the renewal process, Madison and Buffalo are both of the opinion that the action is wholly without merit.

On behalf of the Board of Directors of BUFFALO GOLD LTD. “Damien Reynolds” Damien Reynolds, Chairman of the Board	On behalf of the Board of Directors of MADISON MINERALS INC. “Chet Idziszek” Chet Idziszek, Chairman of the Board

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY AND ACCURACY OF THIS RELEASE